Exhibit 99.1

Tidewater Declares Quarterly Dividend on Common Stock and

Authorizes New Common Stock Repurchase Program

NEW ORLEANS, May 18, 2012 – Tidewater Inc. (NYSE: TDW) announced that its Board of Directors declared on May 17, 2012, a quarterly dividend of $0.25 per share on Tidewater’s approximately 51.2 million shares of common stock outstanding.

The dividend is payable June 15, 2012, to shareholders of record on June 5, 2012.

Tidewater also announced today that its Board of Directors has authorized a new program for the Company to spend up to $200 million, effective July 1, 2012 and through June 30, 2013, to repurchase shares of its common stock in open-market or privately-negotiated transactions. The Company would use its available cash and, when considered advantageous, borrowings under its revolving credit facility or other borrowings, to fund any share repurchases. The Company’s current repurchase program will continue in effect through June 30, 2012, and, through May 15, 2012, a total of 1,174,531of its common shares have been purchased by the Company under this program at a total cost of $56.5 million, or an average price paid per common share of $48.07. As of May 15, 2012, the Company had $143.5 million remaining authorized under the current repurchase program available to repurchase shares through June 30, 2012. The Company will continue to evaluate share repurchase opportunities relative to other investment opportunities and in the context of current conditions in the credit and capital markets.

Tidewater is the leading provider of larger Offshore Service Vessels (OSV’s) to the global energy industry.

CONTACT: Tidewater Inc., New Orleans

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

SOURCE: Tidewater Inc.